PROCEPT BioRobotics Reports Second Quarter 2026 Financial Results

SAN JOSE, Calif., August 4, 2026 -- PROCEPT BioRobotics® Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported unaudited financial results for the quarter ended June 30, 2026.
"This was an important quarter for PROCEPT as we continued to strengthen the foundation of our business for long-term growth," said Larry Wood, Chief Executive Officer. "We delivered 19% revenue growth, achieved record HYDROS placements, demonstrated continued pricing discipline, executed a more robust replacement strategy and completed the commercial realignment that positions us to execute more effectively going forward. Importantly, HYDROS accounts continue to perform well- procedures in the second quarter of 2026 were significantly higher per HYDROS account as compared to our legacy Aquabeam systems.”

Wood continued, "We also reached several important strategic milestones during the quarter, including completing enrollment in our WATER IV prostate cancer study and receiving a strengthened recommendation for Aquablation therapy in the updated American Urological Association guidelines. As we enter the second half of the year, we remain focused on execution and confident in our long-term opportunity to advance the standard of care in prostate disease."

Second Quarter 2026 Financial Results
•Total revenue of $94.5 million for the second quarter of 2026, an increase of 19% compared to the prior year period in 2025
•U.S. procedures over 13,100 for the second quarter of 2026, an increase of approximately 21% compared to the prior year period
•Delivered 65 U.S. HYDROS® systems, which included 14 replacement systems. U.S. average selling prices were approximately $495,000 for new HYDROS systems
•U.S. handpieces sold as percent of U.S. procedures in the second quarter of 2026 was approximately 98%
•Second quarter of 2026 handpiece average selling price of approximately $3,550 increased 11% compared to the second quarter of 2025
•International revenue of $11.1 million for the second quarter of 2026, an increase of 15% compared to the prior year period
•Gross margin of 66% for the second quarter of 2026, compared to 65% in the prior year period and 65% in the first quarter of 2026

Total revenue for the second quarter of 2026 was $94.5 million, an increase of 19% compared to the prior year period. The increase was driven by increased U.S. handpiece and system revenue and international revenue. U.S. revenue was $83.4 million, representing growth of 20% compared to the prior year period. U.S. handpiece and consumable revenue for the second quarter of 2026 was $48.4 million, an increase of 12% compared to the prior year period. U.S. system revenue for the second quarter of 2026 was $29.1 million, an increase of 32% compared to the prior year period. International revenue was $11.1 million for the quarter, an increase of 15% compared to the prior year period.

Gross margin for the second quarter of 2026 was 66% compared to 65% in the prior year period. Gross margin increase in the second quarter was primarily driven by increased U.S. system and consumable pricing; and a $2.9 million tariff refund.

Operating expenses in the second quarter of 2026 were $89.8 million, compared with $73.9 million in the prior year period. The increase in operating expenses reflects continued investment in our commercial organization, innovation across our BPH platform, as well as costs associated with completing enrollment and advancing follow-up in our WATER IV Prostate Cancer trial.

Net loss was $26.9 million for the second quarter of 2026, compared to a loss of $19.6 million in the prior year period. Adjusted EBITDA* was a loss of $11.3 million for the second quarter of 2026, compared to a loss of $8.0 million in the prior year period.

Cash, cash equivalents and restricted cash balances as of June 30, 2026, totaled approximately $231 million.

The Company remains committed to advancing the standard of care in urology through continued innovation, combining AI, robotics, and real-time imaging to enable personalized, precise, and durable treatment for the millions of men affected by benign prostatic hyperplasia (BPH).

Full Year 2026 Financial Guidance
•The Company reiterates revenue for the full year 2026 to be in the range of $390 million to $410 million, which represents growth of 27% to 33% compared to the prior year period
•The Company now expects full year 2026 U.S. procedure volume to be 54,000-56,000 with growth to be in the range of 25% to 29% compared to the prior year period

•The Company reiterates full year 2026 gross margin to be approximately 65%
•The Company now expects full year 2026 adjusted EBITDA* loss to be in the range of $35 million to $30 million

*Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the second quarter 2026 financial results on Tuesday, August 4, 2026, at 4:30 p.m. Eastern Time.

Investors interested in listening to the conference call may do so by following one of the links below:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/8fznodv2/
•Dial-in registration for sell-side research analysts:
◦https://register-conf.media-server.com/register/BI52750114763b4e46862d9605fe2f2b01

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT BioRobotics manufactures the AQUABEAM® and HYDROS Robotic Systems. The HYDROS Robotic System is the only AI-powered, robotic technology that delivers Aquablation therapy. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe, and durable outcomes for males suffering from lower urinary tract symptoms or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. The Company has developed a significant and growing body of clinical evidence with approximately 250 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.
The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.
Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2026, statements regarding the potential utilities, values, benefits and advantages of Aquablation therapy performed using PROCEPT BioRobotics’ products, including AquaBeam or Hydros Robotic Systems, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on the Company’s current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which the Company is not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, procedure growth, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margins, profitability, operating expenses, installed base growth, commercial momentum and overall business strategy. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K filed with the SEC on

February 26, 2026, and subsequent quarterly reports on Form 10-Q. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.
Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit https://aquablation.com/safety-information/

Investor Contact:
Marissa Bych
Managing Director
Gilmartin Group LLC
Marissa@gilmartinir.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$94,498	$79,182	$177,631	$148,344
Cost of sales	32,119	27,436	61,304	52,437
Gross profit	62,379	51,746	116,327	95,907
Operating expenses:
Research and development	20,101	17,632	41,567	34,034
Selling, general and administrative	69,668	56,303	134,756	111,499
Total operating expenses	89,769	73,935	176,323	145,533
Loss from operations	(27,390)	(22,189)	(59,996)	(49,626)
Interest expense	(842)	(895)	(1,660)	(1,773)
Interest and other income, net	1,465	3,642	3,208	7,172
Loss before income taxes	(26,767)	(19,442)	(58,448)	(44,227)
Provision for income taxes	94	136	51	89
Net loss	$(26,861)	$(19,578)	$(58,499)	$(44,316)
Net loss per share, basic and diluted	$(0.47)	$(0.35)	$(1.03)	$(0.80)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	57,067	55,445	56,790	55,182

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss	$(26,861)	$(19,578)	$(58,499)	$(44,316)
Depreciation and amortization expense	1,989	1,588	3,724	3,063
Stock-based compensation expense	14,534	12,163	27,606	22,271
Interest (income) and interest expense, net	(992)	(2,167)	(2,284)	(4,821)
Adjusted EBITDA	$(11,330)	$(7,994)	$(29,453)	$(23,803)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2026 EBITDA Guidance
(Unaudited, in thousands)

	For the Year Ending December 31, 2026

	LOW	HIGH
Net loss	$(96,000)	$(91,000)
Depreciation and amortization expense	7,800	7,800
Stock-based compensation expense	58,000	58,000
Interest (income) and interest expense, net	(4,800)	(4,800)
Adjusted EBITDA	$(35,000)	$(30,000)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$227,914	$286,503
Accounts receivable, net	107,606	83,533
Inventory	77,061	70,694
Prepaid expenses and other current assets	7,704	9,648
Total current assets	420,285	450,378
Restricted cash, non-current	3,038	3,038
Property and equipment, net	31,832	30,399
Operating lease right-of-use assets, net	16,773	17,538
Intangible assets, net	571	709
Other assets	6,853	6,019
Total assets	$479,352	$508,081

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$15,069	$17,285
Accrued compensation	20,443	23,175
Deferred revenue	14,088	13,048
Operating leases, current	2,505	2,214
Other current liabilities	12,091	10,073
Total current liabilities	64,196	65,795
Long-term debt	51,715	51,615
Operating leases, non-current	23,280	24,654
Other non-current liabilities	91	147
Total liabilities	139,282	142,211

Stockholders’ equity:
Additional paid-in capital	1,040,104	1,007,390
Accumulated other comprehensive gain	22	37
Accumulated deficit	(700,056)	(641,557)
Total stockholders’ equity	340,070	365,870
Total liabilities and stockholders’ equity	$479,352	$508,081

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
U.S.
System sales and rentals	$29,066	$22,082	$52,452	$40,769
Handpieces and other consumables	48,368	43,130	91,386	81,141
Service	5,986	4,373	11,600	7,968
Total U.S. revenue	83,420	69,585	155,438	129,878
Outside of U.S.
System sales and rentals	3,400	2,945	7,253	6,798
Handpieces and other consumables	6,828	6,002	13,201	10,479
Service	850	650	1,739	1,189
Total outside of U.S. revenue	11,078	9,597	22,193	18,466
Total revenue	$94,498	$79,182	$177,631	$148,344

PROCEPT BioRobotics Corporation
QUARTERLY U.S. INSTALL BASE AND PROCEDURES
(Unaudited, in thousands)

	Q1'24	Q2'24	Q3'24	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26	Q4'26	FY 24	FY 25	FY 26
U.S. Install Base
Beginning install base	315	354	400	445	505	547	595	653	718	765			315	505
Systems placed	39	46	45	60	42	48	58	65	47	51			190	213
Ending install base	354	400	445	505	547	595	653	718	765	816	—	—	505	718

U.S Procedures (000)	6.1	7.0	7.4	7.2	9.3	10.8	11.0	12.2	12.2	13.1